Exhibit 99.4

Limited Brands, Inc.

TENDER OF ALL OUTSTANDING

$500,000,000 aggregate principal amount of

8.50% Senior Notes Due 2019 issued on June 19, 2009

in Exchange for 8.50% Senior Notes Due 2019

That Have Been Registered Under the

Securities Act of 1933

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON

[—] [—], 2009, UNLESS EXTENDED (THE “EXPIRATION DATE”). TENDERS IN THE

EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M.,

NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Registered Holders, Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are enclosing herewith the material listed below relating to the offer by Limited Brands, Inc., a Delaware corporation (the “Company”), to exchange 8.50% Senior Notes Due 2019 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement of which the Prospectus is a part, for a like principal amount of 8.50% Senior Notes Due 2014 issued on March 9, 2009 (the “Old Notes”), upon the terms and subject to the conditions set forth in the prospectus, dated [—] [—], 2009 (the “Prospectus”), and the related Letter of Transmittal (which together constitute the “exchange offer”).

Enclosed herewith are copies of the following documents:

1. Prospectus dated [—] [—], 2009;

2. Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines);

3. Notice of Guaranteed Delivery;

4. Letter that may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee;

5. Letter that may be sent from your clients to you with such clients’ instruction with regard to the exchange offer (included in item 4 above); and

6. Letter to the holders of Old Notes.

We urge you to contact your clients promptly. Please note that the exchange offer will expire on the Expiration Date unless extended. The exchange offer is not conditioned upon any minimum number of Old Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that:

•	the New Notes acquired in exchange for Old Notes pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such New Notes;

•	the holder is not participating in, and has no arrangement with any person to participate in, the distribution of New Notes within the meaning of the Securities Act;

•

neither the holder nor any such other person is an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the Company or a broker-dealer tendering Old Notes acquired directly from the Company; and

•	if the holder is not a broker-dealer, that the holder is not engaged in and does not intend to engage in the distribution of the New Notes.

If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, it acknowledges that it will deliver a prospectus in connection with any resale of such New Notes and you will represent on behalf of such broker-dealer that the old notes to be exchanged for New Notes were acquired by it as a result of market-making activities or other trading Activities. By acknowledging that it will deliver and by delivering a properties meeting the requirements of the Securities Act in connection with any resale of the New Notes, such broker-dealer is not deemed to admit it in an “Underwriter” within the meaning of the Securities Act.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent) in connection with the solicitation of tenders of Old Notes pursuant to the exchange offer. The Company will not pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it.

Additional copies of the enclosed materials may be obtained from the exchange agent by calling Randolph Holder: (212) 815-5098.

Very truly yours,

Limited Brands, Inc.

2